                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 15

        Certification and Notice of Termination of Registration Under
                             Section 12(g) of the
 Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934


                                                   Commission File Number 0-8104

                            NATEC RESOURCES, INC.
            (Exact name of registrant as specified in its charter)

                       1177 WEST LOOP SOUTH, SUITE 800
                            HOUSTON, TEXAS  77027
                                (713) 552-2552
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           COMMON STOCK, NO PAR VALUE
            (Title of each class of securities covered by this Form)

                                      NONE
  (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provisions relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [X]           Rule 12h-3(b)(1)(i)      [ ]
         Rule 12g-4(a)(1)(ii)   [ ]           Rule 12h-3(b)(1)(ii)     [ ]
         Rule 12h-3(b)(2)(ii)   [ ]           Rule 12h-3(b)(2)(ii)     [ ]
                                              Rule 15d-6               [ ]


         Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirements of the Securities Exchange Act of 1934, NaTec Resources, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  October 23, 1995                   BY: /s/ Timothy R. Dunne
                                              ---------------------------
                                              Timothy R. Dunne, Secretary